Exhibit 99.1

February 2, 2012

Dow Reports Fourth Quarter and Full-Year Results
Dow Delivers Record Full-Year Revenue of $60 Billion, 19 Percent Increase in Earnings Per Share;
Fourth Quarter Revenue Grows to $14.1 Billion with Record Quarterly Sales in Emerging Geographies, Cash Flow from Operations of $2 Billion

Fourth Quarter 2011 Highlights

•
The Company reported a loss of $0.02 per share, or earnings of $0.25 per share excluding certain items(1). This compares with earnings of $0.37 per share in the year-ago period, or $0.47 per share excluding certain items. Earnings for the quarter were reduced by certain items totaling $0.27 per share, including the recognition of a valuation allowance in Brazil that increased income taxes by $264 million, equivalent to $0.23 per share, resulting in a 76.6 percent effective tax rate.

•
Sales were $14.1 billion, up 2 percent versus the same quarter last year. Sales excluding the impact of divestitures increased 5 percent versus the year-ago period, with increases in all geographic areas and in all operating segments except Electronic and Functional Materials, which was flat.

•
Sales in emerging geographies were $5 billion, reaching a new quarterly record and representing 35 percent of Dow's global sales. Sales excluding divestitures rose 10 percent in these regions, with growth across all operating segments.

•
Volume declined 3 percent, but was flat excluding the impact of divestitures. On the same basis, volume in emerging geographies grew 7 percent led by China, which was up 12 percent. This increase fully offset declines in Western Europe (down 5 percent) and the United States (down 2 percent).

•	Price was up 5 percent, more than offsetting a $476 million increase in purchased feedstock and energy costs. Price was up in all operating segments and in all geographic areas.

•	The Company's operating rate was 72 percent for the quarter, down 9 percentage points year-over-year, reflecting weak demand and customer destocking, particularly in Western Europe.

•	Equity earnings were $259 million. For the full year equity earnings totaled $1.2 billion, representing the highest level in the Company's history.

•	EBITDA(2) was $1.4 billion, or $1.6 billion excluding certain items. Agricultural Sciences reported record fourth quarter EBITDA driven by demand growth in Latin America (up 16 percent).

•
Net debt(3) to total capitalization declined to 40.8 percent, on target to reach the Company's 2012 goal. This was primarily due to Dow's actions during the quarter to improve working capital and operating rates, resulting in the generation of $2.0 billion of cash flow from operating activities.

(1)	See Supplemental Information at the end of the release for a description of these items.

(2)
EBITDA is defined as earnings (i.e., “Net Income”) before interest, income taxes, depreciation and amortization. A reconciliation of EBITDA to "Net Income (Loss) Available for The Dow Chemical Company Common Stockholders" is provided following the Operating Segments table.

(3)	Net debt equals total debt (“Notes payable” plus “Long-term debt due within one year” plus “Long-Term Debt”) minus “Cash and cash equivalents.”

Comment
Andrew N. Liveris, Dow's chairman and chief executive officer, stated:
“Dow saw deterioration in the macro environment mid-quarter and, in line with our stated commitments, we purposefully intervened. In the midst of uncertainty and significant destocking across customer supply chains, we maintained our focus on financial discipline and operating efficiency - evidenced by our tight management of working capital, focus on improving operating rates and significant cash flow generation.
“We derived strong benefit from our geographic footprint - delivering broad-based top-line gains and achieving record sales for both the quarter and the year in emerging regions, balancing considerable weakness in Western Europe. In addition, our significant U.S. market and feedstock advantage positioned us for success in the quarter and will continue to provide substantial value moving forward.
“Times like these demand a focused approach and strong resolve, and Dow's firm operating discipline, cost control and productivity will continue throughout 2012. This, together with our broad geographic footprint, balanced and integrated portfolio of businesses, technology-rich innovation engine and world-class feedstock advantage, will enable us to continue to deliver shareholder value.”

2011 Full-Year Highlights

•
Dow reported full-year 2011 earnings of $2.05 per share, up 19 percent versus prior-year earnings of $1.72 per share. Excluding certain items, Dow's full-year 2011 earnings were $2.54 per share, up 29 percent versus the prior-year result on a comparable basis of $1.97 per share.

•
Sales reached $60 billion, up 12 percent versus the prior year and a record for the Company. Excluding the impact of divestitures, sales were up 18 percent versus the prior year, with double-digit gains in every geographic area and every operating segment except Electronic and Functional Materials, which was up 9 percent.

•
Sales in emerging geographies surpassed $19 billion for the year, achieving a new record for the Company. Sales in Asia Pacific exceeded $10 billion for the first time in the Company's history. Excluding the impact of divestitures, sales in this region were up 16 percent.

•	Volume was down 1 percent. Excluding the impact of divestitures, volume was up 4 percent, with increases in all geographic areas, led by Latin America (up 9 percent) and Asia Pacific (up 6 percent).

•
Price was up 13 percent, or 14 percent excluding the impact of divestitures. Double-digit gains were reported in all operating segments except Electronic and Functional Materials (up 6 percent) and Agricultural Sciences (up 5 percent).

•	Price gains more than offset a $4.3 billion increase in purchased feedstock and energy costs.

•
For the full year, the Company reported EBITDA of $7.8 billion. Excluding certain items, EBITDA totaled $8.4 billion, a 12 percent increase versus 2010. Full-year EBITDA records were achieved in Electronic and Functional Materials, Agricultural Sciences, Performance Materials and Feedstocks and Energy.

•	The Company generated nearly $4 billion of cash from operating activities in the year, and reduced its net debt to total capitalization ratio 180 basis points below year-end 2010.

	Three Months Ended
In millions, except per share amounts	Dec 31, 2011	Dec 31, 2010
Net Sales	$14,097	$13,771
Net Sales, excluding divestitures	$14,097	$13,364

Net Income (Loss) Available for Common Stockholders	$(20)	$426
Net Income Available for Common Stockholders, excluding Certain Items	$289	$538

Earnings (Loss) per Common Share	$(0.02)	$0.37
Earnings per Common Share, excluding Certain Items	$0.25	$0.47

	Twelve Months Ended
In millions, except per share amounts	Dec 31, 2011	Dec 31, 2010
Net Sales	$59,985	$53,674
Net Sales, excluding divestitures	$59,985	$51,037

Net Income Available for Common Stockholders	$2,402	$1,970
Net Income Available for Common Stockholders, excluding Certain Items	$2,959	$2,263

Earnings per Common Share	$2.05	$1.72
Earnings per Common Share, excluding Certain Items	$2.54	$1.97

Review of Fourth Quarter Results
The Dow Chemical Company (NYSE: DOW) achieved sales of $14.1 billion in the fourth quarter of 2011, a 2 percent increase compared with the same period last year. Excluding the impact of divestitures, sales increased 5 percent versus the year-ago period, with increases in all geographic areas and in all operating segments except Electronic and Functional Materials, which was flat.
Volume declined 3 percent, but was flat excluding the impact of divestitures. On the same basis, volume increases in Latin America (4 percent) and Asia Pacific (3 percent) offset weak demand in North America and Europe, Middle East and Africa (EMEA), reflecting steep inventory destocking across most value chains.Price rose 5 percent at a Company level. Price gains were broad-based, with increases in every geographic area, led by North America (6 percent) and Latin America (5 percent). All operating segments reported year-over-year price increases, led by Feedstocks and Energy (up 11 percent).
The Company reported EBITDA of $1.4 billion, or $1.6 billion excluding the impact of certain items. Agricultural Sciences reported record fourth quarter EBITDA, double the level reported in the same period last year, due to strength in Latin America.
Favorable price dynamics allowed the Company to fully offset a $476 million increase in purchased feedstock and energy costs. However, a lower operating rate (72 percent, down 9 percentage points year-over-year) reflected weak demand, and decreased equity earnings drove a decline in EBITDA compared with the same period last year.
The Company reported a loss of $0.02 per share in the quarter. Excluding certain items, the Company reported earnings of $0.25 per share. Certain items in the current quarter consisted of asset impairments and related costs equivalent to $0.05 per share; a charge for a warranty accrual adjustment of an exited business of $0.03 per share; a $0.04 per share gain on the sale of a contract manufacturing business; and a charge related to a tax valuation allowance in Brazil that unfavorably impacted results by $0.23 per share. (See Supplemental Information at the end of the release for a description of certain items affecting results.)
Research and Development (R&D) expenses declined 2 percent versus the same period last year. The Company's cost-reduction initiatives more than offset continued investments in its technology pipeline, most notably Advanced Materials and Agricultural Sciences.
Selling, General and Administrative (SG&A) expenses were up 7 percent versus the year-ago period, in part due to increased spending to support growth and new product launches in Dow AgroSciences.
Equity earnings were $259 million, a decline of $54 million versus the same period last year. For the full year, equity earnings reached $1.2 billion, representing the highest level in the Company's history.
Net debt to total capitalization declined to 40.8 percent, 180 basis points below year-end 2010 and on target to reach the Company's 2012 goal of 40 percent.

Electronic and Functional Materials
Sales in Electronic and Functional Materials were $1.1 billion, flat versus the year-ago period, as a 3 percent decline in volume was offset by a 3 percent increase in price.
Sales in Dow Electronic Materials decreased modestly in the quarter, driven by lower demand in Interconnect Technologies and Semiconductor Technologies. However, the business also reported double-digit volume growth in Display Technologies as new product introductions gained significant momentum. Dow Electronic Materials continued to record several customer wins in the quarter involving display films, organic light-emitting diode materials and chemical mechanical planarization pads and slurries.
Functional Materials sales grew modestly versus the same period last year, as price gains more than offset demand declines driven by above-average year-end inventory destocking by customers, with the largest decline seen in EMEA. Volume declined in all businesses, except Dow Wolff Cellulosics, which grew modestly in resilient end-markets such as pharmaceuticals.
Equity earnings were $32 million, primarily reflecting the contribution from Dow Corning. This result is up slightly from the $30 million reported in the same period last year. EBITDA for the segment was $234 million, which compares with EBITDA of $277 million in the same period last year.

Coatings and Infrastructure Solutions
Sales in Coatings and Infrastructure Solutions were $1.6 billion, up 1 percent compared with the year-ago period. Volume decreased 5 percent, while price rose 6 percent.

Dow Water and Process Solutions reported double-digit volume growth, with increases in all geographic areas. The business saw strong growth in emerging geographies, fueled by gains in ion exchange resins and ultrafiltration. Dow Building and Construction reported increased sales in all geographic areas, led by Latin America and Asia Pacific. While the business continued to experience soft demand conditions in construction end-markets, particularly in developed regions, it was able to implement price actions across all geographic areas. Demand increased in Dow Construction Chemicals, driven by acrylic products in North America. Dow Coating Materials reported sales declines in architectural and industrial coatings due to lower demand globally, partly offset by pricing gains. Sales in the Performance Monomers business declined modestly, as reduced demand from the durable goods industry was partly offset by broad-based price increases in all geographic areas.
Equity earnings were $102 million, largely reflecting the contribution from Dow Corning. This result is up slightly from the $96 million reported in the year-ago period. EBITDA for the segment was $177 million, which was reduced by a $60 million charge related to a warranty accrual adjustment of an exited business. This compares with EBITDA of $251 million in the same period last year.

Agricultural Sciences
Agricultural Sciences reported record fourth quarter sales of more than $1.3 billion, up 5 percent versus the year-ago period. Volume increased 1 percent and price rose 4 percent. The segment also posted record sales for the year of $5.7 billion, driven by increased customer adoption of new products and successful growing seasons in all geographic areas.
Fourth quarter sales of Agricultural Chemicals rose versus the year-ago period, driven by gains in Latin America, which reported 17 percent demand growth in its peak selling quarter. Year-to-date sales of new agricultural chemical products grew more than 20 percent, placing the business on track to exceed its target of $800 million in annual sales from these products by 2013.
Seeds, Traits and Oils (STO) reported a 22 percent sales gain in the quarter versus the year-ago period, driven by a strong growing season in Latin America and increased demand for healthy oils. For the year, STO sales increased 35 percent, with significant gains in key crops, including corn and cotton. In corn, the business continued to report strong farmer demand for SmartStax® hybrids in North America and increased adoption of Herculex® technology in the Americas. Cotton share in the United States increased 5 market share points due to the continued success of Phytogen® seeds.
EBITDA for the segment was $145 million, a fourth quarter record and double the $72 million reported in the year-ago period.

Performance Materials
Sales in Performance Materials were $3.6 billion, up 4 percent compared with the same quarter last year, driven by price gains. Volume was flat, as gains in Asia Pacific and EMEA were offset by declines in Latin America and North America.

®PhytoGen is a trademark of PhytoGen Seed Company, LLC.
®SmartStax multi-event technology developed by Dow AgroSciences LLC and Monsanto. SmartStax is a trademark of Monsanto Technology LLC.
®HERCULEX and the HERCULEX Shield Logo are trademarks of Dow AgroSciences LLC.

Polyurethanes reported a double-digit increase in sales, primarily driven by double-digit volume gains in all geographic areas except Latin America, which was impacted by a turnaround in the quarter. Dow Formulated Systems reported sales gains in all geographic areas except Asia Pacific, which continued to experience weak demand conditions in the wind energy segment. In EMEA, the business reported double-digit sales growth in energy efficiency applications. Epoxy sales contracted in the quarter due to continued softness in phenolics and allylics demand.
Amines reported double-digit volume gains, with increases across all product lines. Polyglycols, Surfactants and Fluids reported a double-digit price gain globally, which more than offset volume declines partially due to warmer winter weather in North America that impacted sales into the de-icer end-market. Price gains in Oxygenated Solvents more than offset weak demand in North America due to customer destocking. Dow Automotive Systems reported price increases that partially offset volume declines across all geographic areas. The business secured several customer wins for its technology-differentiated products used in glass bonding applications.
EBITDA for the segment was $225 million, which was reduced by a $77 million charge for asset impairments and related costs and a $42 million loss on the sale of a contract manufacturing business. This compares with EBITDA of $337 million in the year-ago period, or $449 million excluding certain items in that period.

Performance Plastics
Sales in Performance Plastics were $3.7 billion, down 6 percent from the same quarter last year. Excluding the impact of divestitures, sales increased 5 percent, with a 3 percent gain in volume and a 2 percent increase in price. Strong performance in Dow Elastomers was driven by stable demand in consumer goods, as well as adhesives demand in Europe and recovery from the earthquake in Japan. Polyethylene reported another strong quarter of volume growth in Asia Pacific as it continued to benefit from new capacity in Thailand. Dow Packaging and Converting reported a modest gain in volume, driven by growth in Asia Pacific. Volume declines in Dow Electrical and Telecommunications were partially due to decreased infrastructure investments by state-owned utilities, particularly in Asia Pacific.
Equity earnings for the segment were $32 million, which compares with $72 million in the year-ago period. EBITDA for the segment was $667 million. This compares with EBITDA of $942 million in the same period last year, or $947 million excluding certain items.

Feedstocks and Energy
Sales in Feedstocks and Energy were $2.8 billion, up 14 percent from the same period last year. Volume increased 3 percent and price rose 11 percent. The Chlor-Alkali/Chlor-Vinyl business continued to benefit from favorable conditions in caustic soda, driven by tight supply and strong demand, particularly in the alumina and pulp and paper industries. The business reported a decrease in vinyl chloride monomer volume due to the shutdown of an asset earlier in the year, and ongoing weak fundamentals in construction end-markets. Ethylene Oxide/Ethylene Glycol (EO/EG) sales increased versus the year-ago period, driven by double-digit volume gains.

Equity earnings were $115 million for the quarter, which compares with $113 million in the year-ago period, driven by strong results from MEGlobal and The Kuwait Olefins Company. EBITDA for the segment was $175 million, compared with $152 million in the same period last year.

Review of Results for 2011
For full-year 2011, Dow reported record sales of $60 billion, up 12 percent versus the prior year. Excluding the impact of divestitures, sales rose 18 percent versus the prior year, with double-digit gains in every geographic area and every operating segment except Electronic and Functional Materials, which was up 9 percent.
Sales in the emerging geographies surpassed $19 billion in the year, setting an all-time record for the Company. Sales in Asia Pacific topped $10 billion in the year, also representing a new milestone.
On a reported basis, volume declined 1 percent. Excluding divestitures, volume rose 4 percent, with increases in all geographic areas, most notably in Latin America (up 9 percent) and Asia Pacific (up 6 percent). Volume increased on the same basis in all operating segments except Coatings and Infrastructure Solutions, which declined 1 percent due to continued construction industry weakness.
Price rose 13 percent on a reported basis, or 14 percent excluding divestitures. Double-digit increases were reported across all geographic areas and in all operating segments except Electronic and Functional Materials (up 6 percent) and Agricultural Sciences (up 5 percent). Gains were most notable in Feedstocks and Energy, which posted a year-over-year increase of 27 percent. Overall price increases more than offset a $4.3 billion increase in purchased feedstock and energy costs.
EBITDA for the full year was $7.8 billion. Excluding certain items, EBITDA was $8.4 billion - representing a 12 percent increase versus 2010 on the same basis. Full-year EBITDA records were achieved in Electronic and Functional Materials, Agricultural Sciences, Performance Materials and Feedstocks and Energy.
Dow reported full-year earnings of $2.05 per share, which compares with $1.72 per share in the prior year. Excluding certain items, Dow's full-year 2011 earnings were $2.54 per share, which represents a 29 percent increase over the prior-year result of $1.97 per share.
Dow's global operating rate was 80 percent, down 3 percentage points versus 2010, reflecting weak consumer confidence and inventory destocking across most value chains in the fourth quarter of 2011.
The Company continued to invest for growth in 2011. R&D expenses were $1.6 billion, essentially flat with the prior year. SG&A expenses rose 7 percent versus 2010, with investments focused on supporting new product launches and commercial activities in the Company's downstream, market-driven businesses, including Electronic and Functional Materials and Agricultural Sciences.

Outlook
Commenting on the Company's outlook, Liveris said:
“We will continue to closely monitor global economic trends and expect challenges in Western Europe to persist in the near term. We do not anticipate material improvements in market conditions for the first quarter of the year, but do project economic recovery will gain momentum as we move through the second quarter and the remainder of the year. Regardless, we will continue to intervene to ensure we deliver against our short- and long-term targets.
“Dow's downstream, market-driven businesses are poised to capture value from improving North American feedstock dynamics. We maintain our view that ethylene industry operating rates will tighten over the next several years - driving margin expansion.
“Within this context, our priorities reflect our intense focus on execution, and we remain firmly committed to Dow's growth targets. We will continue to diligently manage our business and control the factors that we can in order to continue to generate healthy cash flow, fund organic growth and remunerate shareholders.”

Dow will host a live Webcast of its fourth quarter earnings conference call with investors to discuss its results, business outlook and other matters today at 9:00 a.m. ET on www.dow.com.

About Dow
Dow (NYSE: DOW) combines the power of science and technology to passionately innovate what is essential to human progress. The Company connects chemistry and innovation with the principles of sustainability to help address many of the world's most challenging problems such as the need for clean water, renewable energy generation and conservation, and increasing agricultural productivity. Dow's diversified industry-leading portfolio of specialty chemical, advanced materials, agrosciences and plastics businesses delivers a broad range of technology-based products and solutions to customers in approximately 160 countries and in high growth sectors such as electronics, water, energy, coatings and agriculture. In 2011, Dow had annual sales of $60 billion and employed approximately 52,000 people worldwide. The Company's more than 5,000 products are manufactured at 197 sites in 36 countries across the globe. References to "Dow" or the "Company" mean The Dow Chemical Company and its consolidated subsidiaries unless otherwise expressly noted. More information about Dow can be found at www.dow.com.

Use of non-GAAP measures: Dow's management believes that measures of income excluding certain items (“non-GAAP” measures) provide relevant and meaningful information to investors about the ongoing operating results of the Company. Such measurements are not recognized in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and should not be viewed as an alternative to GAAP measures of performance. Reconciliations of non-GAAP measures to GAAP measures are provided in Supplemental Information at the end of the release.

Note: The forward‑looking statements contained in this document involve risks and uncertainties that may affect the Company's operations, markets, products, services, prices and other factors as discussed in filings with the Securities and Exchange Commission. These risks and uncertainties include, but are not limited to, economic, competitive, legal, governmental and technological factors. Accordingly, there is no assurance that the Company's expectations will be realized. The Company assumes no obligation to provide revisions to any forward‑looking statements should circumstances change, except as otherwise required by securities and other applicable laws.

Financial Statements (Note A)
The Dow Chemical Company and Subsidiaries
Consolidated Statements of Income

	Three Months Ended		Twelve Months Ended
In millions, except per share amounts (Unaudited)	Dec 31, 2011	Dec 31, 2010	Dec 31, 2011	Dec 31, 2010
Net Sales	$14,097	$13,771	$59,985	$53,674
Cost of sales	12,433	11,818	51,029	45,780
Research and development expenses	433	443	1,646	1,660
Selling, general and administrative expenses	702	659	2,788	2,609
Amortization of intangibles	123	132	496	509
Restructuring charges (credit) (Note B)	—	(3)	—	26
Acquisition and integration related expenses (Note C)	—	45	31	143
Asbestos-related credit (Note D)	—	54	—	54
Equity in earnings of nonconsolidated affiliates (Note E)	259	313	1,223	1,112
Sundry income (expense) - net (Note F)	6	(43)	(316)	125
Interest income	14	13	40	37
Interest expense and amortization of debt discount	331	368	1,341	1,473
Income Before Income Taxes	354	646	3,601	2,802
Provision for income taxes (Note G)	271	133	817	481
Net Income	83	513	2,784	2,321
Net income attributable to noncontrolling interests	18	2	42	11
Net Income Attributable to The Dow Chemical Company	65	511	2,742	2,310
Preferred stock dividends	85	85	340	340
Net Income (Loss) Available for The Dow Chemical Company Common Stockholders	$(20)	$426	$2,402	$1,970

Per Common Share Data:
Earnings (Loss) per common share - basic	$(0.02)	$0.38	$2.06	$1.75
Earnings (Loss) per common share - diluted	$(0.02)	$0.37	$2.05	$1.72

Common stock dividends declared per share of common stock	$0.25	$0.15	$0.90	$0.60
Weighted-average common shares outstanding - basic	1,154.3	1,132.6	1,149.0	1,125.9
Weighted-average common shares outstanding - diluted	1,159.3	1,153.3	1,158.2	1,143.8

Depreciation	$553	$572	$2,177	$2,289
Capital Expenditures	$1,067	$942	$2,687	$2,130
See Notes to the Consolidated Financial Statements:

The Dow Chemical Company and Subsidiaries
Notes to the Consolidated Financial Statements

Note A: The unaudited consolidated financial statements reflect all adjustments which, in the opinion of management, are considered necessary for a fair presentation of the results for the periods covered. These statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 2010. Except as otherwise indicated by the context, the terms "Company" and "Dow" as used herein mean The Dow Chemical Company and its consolidated subsidiaries.

Note B: In June 2009, Dow's Board of Directors approved a restructuring plan that incorporated actions related to the Company's acquisition of Rohm and Haas Company as well as additional actions to advance the Company's strategy and respond to continued weakness in the global economy. In the first half of 2010, the Company recorded adjustments to the 2009 restructuring plan of $29 million. In the fourth quarter of 2010, the Company recorded a $3 million reduction in the 2008 restructuring plan. See Supplemental Information for additional information.

Note C: On April 1, 2009, Dow completed the acquisition of Rohm and Haas Company. During the first quarter of 2011, pretax charges totaling $31 million were recorded for integration costs related to the acquisition. During the fourth quarter of 2010, integration costs totaled $45 million ($143 million for the year).

Note D: In December 2010, Union Carbide reduced its asbestos-related liability $54 million based on a new study completed in the fourth quarter of 2010 by Analysis, Research & Planning Corporation using historical claims data for Union Carbide and Amchem.

Note E: In the third quarter of 2011, the Company recognized an $86 million gain related to cash collected on a previously impaired note receivable related to Equipolymers, a nonconsolidated affiliate.

Note F: In the fourth quarter of 2011, the Company recognized a pretax loss of $42 million ($44 million gain after tax) on the sale of a contract manufacturing business. In the first half of 2011, the Company recognized a pretax loss of $482 million on the early extinguishment of debt; a pretax loss of $46 million was recognized in the third quarter of 2010. In the fourth quarter of 2010, the Company recorded a $47 million pretax charge for an obligation related to a past divestiture.

Note G: As a result of the global recession in 2008-2009, coupled with rapidly deteriorating isocyanate industry conditions and increasing local costs, two Dow entities in Brazil were in a three-year cumulative pretax operating loss position at December 31, 2011. While the Company expects to realize the tax loss carryforwards generated by these operating losses based on several factors - including forecasted margin expansion resulting from improving economic conditions, higher industry growth rates in Brazil, improving Dow operating rates, and a restructuring of legal entities to maximize the use of existing tax loss carryforwards - Dow was unable to overcome the negative evidence of recent cumulative operating losses; and at December 31, 2011, the Company could not assert it was more likely than not that it will realize its deferred tax assets in the two Brazilian entities. Accordingly, the Company established a valuation allowance against the deferred tax assets of these companies in the amount of $264 million in the fourth quarter of 2011.  If in the future, as a result of the Company's plans and expectations, one or both of these entities generates sufficient profitability such that the evaluation of the recoverability of the deferred tax assets changes, the valuation allowance could be reversed in whole or in part in a future period.

The Dow Chemical Company and Subsidiaries
Consolidated Balance Sheets

In millions (Unaudited)	Dec 31, 2011	Dec 31, 2010
Assets
Current Assets
Cash and cash equivalents (variable interest entities restricted - 2011: $170; 2010: $145)	$5,444	$7,039
Marketable securities and interest-bearing deposits	2	—
Accounts and notes receivable:
Trade (net of allowance for doubtful receivables - 2011: $121; 2010: $128)	4,900	4,616
Other	4,726	4,428
Inventories	7,577	7,087
Deferred income tax assets - current	471	611
Other current assets	302	349
Total current assets	23,422	24,130
Investments
Investment in nonconsolidated affiliates	3,405	3,453
Other investments (investments carried at fair value - 2011: $2,008; 2010: $2,064)	2,508	2,542
Noncurrent receivables	1,144	388
Total investments	7,057	6,383
Property
Property	52,216	51,648
Less accumulated depreciation	34,917	33,980
Net property (variable interest entities restricted - 2011: $2,169; 2010: $1,388)	17,299	17,668
Other Assets
Goodwill	12,930	12,967
Other intangible assets (net of accumulated amortization - 2011: $2,349; 2010: $1,805)	5,061	5,530
Deferred income tax assets - noncurrent	2,559	2,079
Asbestos-related insurance receivables - noncurrent	172	220
Deferred charges and other assets	724	611
Total other assets	21,446	21,407
Total Assets	$69,224	$69,588
Liabilities and Equity
Current Liabilities
Notes payable	$541	$1,467
Long-term debt due within one year	2,749	1,755
Accounts payable:
Trade	4,778	4,356
Other	2,216	2,249
Income taxes payable	382	349
Deferred income tax liabilities - current	129	105
Dividends payable	376	257
Accrued and other current liabilities	2,463	3,358
Total current liabilities	13,634	13,896
Long-Term Debt (variable interest entities nonrecourse - 2011: $1,138; 2010: $167)	18,310	20,605
Other Noncurrent Liabilities
Deferred income tax liabilities - noncurrent	1,091	1,295
Pension and other postretirement benefits - noncurrent	9,034	7,492
Asbestos-related liabilities - noncurrent	608	663
Other noncurrent obligations	3,109	2,995
Total other noncurrent liabilities	13,842	12,445
Redeemable Noncontrolling Interest	147	—
Stockholders’ Equity
Preferred stock, series A	4,000	4,000
Common stock	2,961	2,931
Additional paid-in capital	2,663	2,286
Retained earnings	19,087	17,736
Accumulated other comprehensive loss	(5,996)	(4,399)
Unearned ESOP shares	(434)	(476)
Treasury stock at cost	—	(239)
The Dow Chemical Company’s stockholders’ equity	22,281	21,839
Noncontrolling interests	1,010	803
Total equity	23,291	22,642
Total Liabilities and Equity	$69,224	$69,588
See Notes to the Consolidated Financial Statements.

The Dow Chemical Company and Subsidiaries
Operating Segments

	Three Months Ended		Twelve Months Ended
In millions (Unaudited)	Dec 31, 2011	Dec 31, 2010	Dec 31, 2011	Dec 31, 2010
Sales by operating segment
Electronic and Functional Materials	$1,063	$1,059	$4,599	$4,203
Coatings and Infrastructure Solutions	1,561	1,547	7,200	6,596
Agricultural Sciences	1,344	1,276	5,655	4,869
Performance Materials	3,550	3,405	14,647	13,957
Performance Plastics	3,659	3,879	16,257	15,260
Feedstocks and Energy	2,846	2,506	11,302	8,457
Corporate	74	99	325	332
Total	$14,097	$13,771	$59,985	$53,674
EBITDA (1) by operating segment
Electronic and Functional Materials	$234	$277	$1,084	$1,052
Coatings and Infrastructure Solutions	177	251	1,167	1,230
Agricultural Sciences	145	72	913	640
Performance Materials	225	337	1,748	1,714
Performance Plastics	667	942	3,440	3,565
Feedstocks and Energy	175	152	940	471
Corporate	(211)	(275)	(1,507)	(1,472)
Total	$1,412	$1,756	$7,785	$7,200
Certain items increasing (decreasing) EBITDA by operating segment (2)
Electronic and Functional Materials	$—	$—	$—	$(8)
Coatings and Infrastructure Solutions	(60)	—	(60)	(20)
Agricultural Sciences	—	—	—	—
Performance Materials	(119)	(112)	(119)	(71)
Performance Plastics	—	(5)	86	7
Feedstocks and Energy	—	—	—	—
Corporate	—	(35)	(513)	(230)
Total	$(179)	$(152)	$(606)	$(322)
EBITDA excluding certain items by operating segment
Electronic and Functional Materials	$234	$277	$1,084	$1,060
Coatings and Infrastructure Solutions	237	251	1,227	1,250
Agricultural Sciences	145	72	913	640
Performance Materials	344	449	1,867	1,785
Performance Plastics	667	947	3,354	3,558
Feedstocks and Energy	175	152	940	471
Corporate	(211)	(240)	(994)	(1,242)
Total	$1,591	$1,908	$8,391	$7,522
Continued

The Dow Chemical Company and Subsidiaries
Operating Segments (Continued)

	Three Months Ended		Twelve Months Ended
In millions (Unaudited)	Dec 31, 2011	Dec 31, 2010	Dec 31, 2011	Dec 31, 2010
Equity in earnings (losses) of nonconsolidated affiliates by operating segment (included in EBITDA)
Electronic and Functional Materials	$32	$30	$104	$106
Coatings and Infrastructure Solutions	102	96	321	343
Agricultural Sciences	1	(1)	4	2
Performance Materials	(11)	7	(31)	16
Performance Plastics	32	72	303	254
Feedstocks and Energy	115	113	561	407
Corporate	(12)	(4)	(39)	(16)
Total	$259	$313	$1,223	$1,112

(1)
The Company uses EBITDA (which Dow defines as earnings (i.e., "Net Income") before interest, income taxes, depreciation and amortization) as its measure of profit/loss for segment reporting purposes. EBITDA includes all operating items related to the businesses, except depreciation and amortization, and excludes items that principally apply to the Company as a whole. A reconciliation of EBITDA to "Net Income (Loss) Available for The Dow Chemical Company Common Stockholders" is provided below.

Reconciliation of EBITDA to "Net Income (Loss) Available for The Dow Chemical Company Common Stockholders"	Three Months Ended		Twelve Months Ended
In millions (Unaudited)	Dec 31, 2011	Dec 31, 2010	Dec 31, 2011	Dec 31, 2010
EBITDA	$1,412	$1,756	$7,785	$7,200
- Depreciation and amortization	741	755	2,883	2,962
+ Interest income	14	13	40	37
- Interest expense and amortization of debt discount	331	368	1,341	1,473
Income Before Income Taxes	$354	$646	$3,601	$2,802
- Provision for income taxes	271	133	817	481
- Net income attributable to noncontrolling interests	18	2	42	11
- Preferred stock dividends	85	85	340	340
Net Income (Loss) Available for The Dow Chemical Company Common Stockholders	$(20)	$426	$2,402	$1,970

(2)	See Supplemental Information for a description of certain items affecting results in 2011 and 2010.

Sales by Geographic Area

	Three Months Ended		Twelve Months Ended
In millions (Unaudited)	Dec 31, 2011	Dec 31, 2010	Dec 31, 2011	Dec 31, 2010
North America	$4,872	$4,788	$21,345	$19,427
Europe, Middle East and Africa	4,644	4,703	20,840	18,464
Asia Pacific	2,669	2,511	10,554	9,630
Latin America	1,912	1,769	7,246	6,153
Total	$14,097	$13,771	$59,985	$53,674
Continued

Sales Volume and Price by Operating Segment and Geographic Area

	Three Months Ended			Twelve Months Ended
	December 31, 2011			December 31, 2011
Percentage change from prior year	Volume	Price	Total	Volume	Price	Total
Electronic and Functional Materials	(3)%	3%	—%	3%	6%	9%
Coatings and Infrastructure Solutions	(5)	6	1	(4)	13	9
Agricultural Sciences	1	4	5	11	5	16
Performance Materials	—	4	4	(7)	12	5
Performance Plastics	(8)	2	(6)	(5)	12	7
Feedstocks and Energy	3	11	14	7	27	34
Total	(3)%	5%	2%	(1)%	13%	12%
North America	(4)%	6%	2%	(2)%	12%	10%
Europe, Middle East and Africa	(5)	4	(1)	(4)	17	13
Asia Pacific	3	3	6	—	10	10
Latin America	3	5	8	6	12	18
Total	(3)%	5%	2%	(1)%	13%	12%

Sales Volume and Price by Operating Segment and Geographic Area
Excluding Divestitures (3)

	Three Months Ended			Twelve Months Ended
	December 31, 2011			December 31, 2011
Percentage change from prior year	Volume	Price	Total	Volume	Price	Total
Electronic and Functional Materials	(3)%	3%	—%	3%	6%	9%
Coatings and Infrastructure Solutions	(5)	6	1	(1)	13	12
Agricultural Sciences	1	4	5	11	5	16
Performance Materials	—	4	4	1	13	14
Performance Plastics	3	2	5	4	13	17
Feedstocks and Energy	3	11	14	7	27	34
Total	—%	5%	5%	4%	14%	18%
North America	(1)%	6%	5%	1%	12%	13%
Europe, Middle East and Africa	—	4	4	4	18	22
Asia Pacific	3	3	6	6	10	16
Latin America	4	5	9	9	12	21
Total	—%	5%	5%	4%	14%	18%
Developed geographies	(3)%	6%	3%	2%	15%	17%
Emerging geographies (4)	7%	3%	10%	8%	11%	19%
Total	—%	5%	5%	4%	14%	18%

(3)
Excludes sales of the acrylic monomer business and a portion of the specialty latex business divested on January 25, 2010, sales of the Powder Coatings business divested on June 1, 2010, sales of Styron divested on June 17, 2010, and sales of the Polypropylene business divested on September 30, 2011.

(4)	Emerging geographies includes Eastern Europe, Middle East, Africa, Latin America, and Asia Pacific excluding Australia, Japan and New Zealand.

Supplemental Information

Description of Certain Items Affecting Results:

The following table summarizes the impact of certain items recorded in the three-month periods ended December 31, 2011 and December 31, 2010:

Certain Items Impacting Results	Pretax Impact (1)		Net Income (2)		EPS - Diluted (3)
	Three Months Ended		Three Months Ended		Three Months Ended
In millions, except per share amounts (Unaudited)	Dec 31, 2011	Dec 31, 2010	Dec 31, 2011	Dec 31, 2010	Dec 31, 2011	Dec 31, 2010
Excluding certain items (non-GAAP measures)			$289	$538	$0.25	$0.47
Certain items:
Asset impairments and related costs	$(77)	$(91)	(51)	(72)	(0.05)	(0.06)
Warranty accrual adjustment of exited business	(60)	—	(38)	—	(0.03)	—
Restructuring credit	—	3	—	2	—	—
Acquisition-related integration costs	—	(45)	—	(29)	—	(0.03)
Asbestos-related credit	—	54	—	34	—	0.03
Loss on divestiture of Styron	—	(26)	—	(17)	—	(0.01)
Gain (Loss) on sale of contract manufacturing business	(42)	—	44	—	0.04	—
Obligation related to past divestiture	—	(47)	—	(30)	—	(0.03)
Tax valuation allowance	—	—	(264)	—	(0.23)	—
Total certain items	$(179)	$(152)	$(309)	$(112)	$(0.27)	$(0.10)
Reported (GAAP amounts)			$(20)	$426	$(0.02)	$0.37

(1)	Impact on "Income Before Income Taxes"

(2)	"Net Income (Loss) Available for The Dow Chemical Company Common Stockholders”

(3)	"Earnings (Loss) per common share - diluted"

Results in the fourth quarter of 2011 were impacted by the following items:

•
Pretax charges totaling $77 million for asset impairments and related costs in the Polyurethanes business. The charges were included in "Cost of sales" in the consolidated statements of income and reflected in Performance Materials.

•
Pretax charge of $60 million for a warranty accrual adjustment related to an exited business. The charge was included in "Cost of sales" in the consolidated statements of income and reflected in Coatings and Infrastructure Solutions.

•
Pretax loss of $42 million ($44 million gain after tax) on the sale of a contract manufacturing business. The pretax loss was included in "Sundry income (expense) - net" in the consolidated statements of income and reflected in Performance Materials.

•
As a result of the global recession in 2008-2009, coupled with rapidly deteriorating isocyanate industry conditions and increasing local costs, two Dow entities in Brazil were in a three-year cumulative pretax operating loss position at December 31, 2011. While the Company expects to realize the tax loss carryforwards generated by these operating losses based on several factors - including forecasted margin expansion resulting from improving economic conditions, higher industry growth rates in Brazil, improving Dow operating rates, and a restructuring of legal entities to maximize the use of existing tax loss carryforwards - Dow was unable to overcome the negative evidence of recent cumulative operating losses; and at December 31, 2011, the Company could not assert it was more likely than not that it will realize its deferred tax assets in the two Brazilian entities. Accordingly, the Company established a valuation allowance against the deferred tax assets of these companies in the amount of $264 million in the fourth quarter of 2011. If in the future, as a result of the Company's plans and expectations, one or both of these entities generates sufficient profitability such that the evaluation of the recoverability of the deferred tax assets changes, the valuation allowance could be reversed in whole or in part in a future period.

Results in the fourth quarter of 2010 were impacted by the following items:

•	Pretax charges totaling $91 million for asset impairments and related costs in the Polyurethanes business, the Epoxy business and Dow Automotive Systems. The charges were included in “Cost of sales” in the consolidated statements of income and reflected in Performance Materials.

•
Pretax reduction of $3 million in the 2008 restructuring charge to adjust the severance reserve. The net impact of the reduction was shown as “Restructuring charges (credit)” in the consolidated statements of income and reflected in Corporate.

•
Pretax charges totaling $45 million for integration costs related to the April 1, 2009 acquisition of Rohm and Haas Company (“Rohm and Haas”). The charges were included in “Acquisition and integration related expenses” in the consolidated statements of income and reflected in Corporate.

•
Pretax reduction of $54 million in the asbestos-related liability for pending and future claims (excluding future defense and processing costs). The reduction was shown as “Asbestos-related credit” in the consolidated statements of income and reflected in Corporate.

•
A $26 million pretax decrease in the gain ($17 million loss after tax) on the divestiture of Styron, sold to an affiliate of Bain Capital Partners on June 17, 2010. The adjustment included the finalization of the working capital adjustments and additional costs to sell. The decrease in the gain was included in “Sundry income (expense) - net” in the consolidated statements of income and reflected in Performance Materials ($21 million) and Performance Plastics ($5 million).

•
A pretax charge of $47 million for an obligation related to a past divestiture. The charge was shown as “Sundry income (expense) - net” in the consolidated statements of income and reflected in Corporate.

The following table summarizes the impact of certain items recorded in the years ended December 31, 2011 and December 31, 2010:

Certain Items Impacting Results	Pretax Impact (1)		Net Income (2)		EPS - Diluted (3)
	Twelve Months Ended		Twelve Months Ended		Twelve Months Ended
In millions, except per share amounts (Unaudited)	Dec 31, 2011	Dec 31, 2010	Dec 31, 2011	Dec 31, 2010	Dec 31, 2011	Dec 31, 2010
Excluding certain items (non-GAAP measures)			$2,959	$2,263	$2.54	$1.97
Certain items:
Asset impairments and related costs	$(77)	$(91)	(51)	(72)	(0.05)	(0.06)
Warranty accrual adjustment of exited business	(60)	—	(38)	—	(0.03)	—
Restructuring charges	—	(26)	—	(14)	—	(0.02)
Acquisition-related integration costs	(31)	(143)	(20)	(93)	(0.02)	(0.08)
Asbestos-related credit	—	54	—	34	—	0.03
Gain on collection of impaired note receivable	86	—	86	—	0.07	—
Gain (Loss) on divestiture of Styron	—	27	—	(56)	—	(0.04)
Gain (Loss) on sale of a contract manufacturing business	(42)	—	44	—	0.04	—
Labor-related litigation matter	—	(50)	—	(33)	—	(0.03)
Obligation related to past divestiture	—	(47)	—	(30)	—	(0.03)
Loss on early extinguishment of debt	(482)	(46)	(314)	(29)	(0.27)	(0.02)
Tax valuation allowance	—	—	(264)	—	(0.23)	—
Total certain items	$(606)	$(322)	$(557)	$(293)	$(0.49)	$(0.25)
Reported (GAAP amounts)			$2,402	$1,970	$2.05	$1.72

(1)	Impact on "Income Before Income Taxes"

(2)	"Net Income (Loss) Available for The Dow Chemical Company Common Stockholders”

(3)	"Earnings (Loss) per common share - diluted"

In addition to the item described above for the fourth quarter of 2011, results for the year ended December 31, 2011 were unfavorably impacted by three items:

•
Pretax charges totaling $31 million for integration costs related to the April 1, 2009 acquisition of Rohm and Haas. The charges are included in “Acquisition and integration related expenses” in the consolidated statements of income and reflected in Corporate.

•
Pretax $86 million gain related to cash collected on a previously impaired note receivable related to Equipolymers, a nonconsolidated affiliate. The gain is shown as "Equity in earnings of nonconsolidated affiliates" in the consolidated statements of income and reflected in Performance Plastics.

•	Pretax loss of $482 million on the early extinguishment of debt, included in “Sundry income (expense) - net” in the consolidated statements of income and reflected in Corporate.

In addition to the items described above for the fourth quarter of 2010, results for the year ended December 31, 2010 were impacted by the following items:

•
Pretax adjustments to the 2009 restructuring charge of $29 million, including $16 million related to additional asset impairments, approximately half of which was related to a consolidated joint venture, and $13 million for additional exit or disposal activities related to the divestitures of certain acrylic monomer assets and the hollow sphere particle business. The charges were shown as “Restructuring charges (credit)” in the consolidated statements of income and reflected in Electronic and Functional Materials ($8 million), Coatings and Infrastructure Solutions ($20 million) and Corporate ($1 million).

•
Pretax charges totaling $98 million in the first nine months of 2010 for integration costs related to the April 1, 2009 acquisition of Rohm and Haas. The charges are included in “Acquisition and integration related expenses” in the consolidated statements of income and reflected in Corporate.

•
Pretax gain of $53 million ($39 million loss after tax) on the divestiture of Styron. The pretax gain was included in “Sundry income (expense) - net” in the consolidated statements of income and was reflected in Performance Materials ($41 million) and Performance Plastics ($12 million).

•	Pretax charge of $50 million for a labor-related litigation matter included in “Cost of sales” in the consolidated statements of income and reflected in Corporate.

•	Pretax loss of $46 million on the early extinguishment of debt included in “Sundry income (expense) - net” in the consolidated statements of income and reflected in Corporate.